EXHIBIT 21.1

Schedule of Subsidiaries

Usunco Automotive Limited	British Virgin Islands	100% owned

IBC Automotive Products, Inc.	California	100% owned

Zhejiang Zhongchai Machinery Co., Ltd.	Peoples Republic of China	75% owned